                                                                    EXHIBIT 99.2


                         Statement of Dr. George Backus

         I am the President and sole employee of Policy Assessment Corporation. In 1986, together with Systematic Solutions, Inc., I developed an energy market software program designed to analyze the dynamics of energy deregulation for the State of Illinois. Over the years, I have been asked to speak, and have presented to, numerous organizations, trade groups, and governmental entities on the dynamics of deregulated energy markets. I have been employed by, among others, several governmental entities to provide consultation on the dynamics of deregulated energy markets.

         From 1996 to 1998, I made comparable presentations to various energy councils, regulatory agencies, governmental entities, and trade groups concerning the impact of deregulation on the Californian and other energy markets. In 1997, I attempted to team with Perot Systems in an effort to market my generic simulation program to regulatory bodies, system operators, governmental agencies, utilities, and energy companies involved in deregulating energy-markets, worldwide. I made or participated in presentations to certain companies, including Pacific Gas and Electric, Southern California Edison, San Diego Gas and Electric, and Enron. None of the presentations contained confidential information, but rather, were based on published information and generic principals applicable to deregulated energy markets.

         Although I marketed my simulation consulting services to various entities, these efforts were all unsuccessful and no software program capable of performing CA market gaming, or the analysis thereof, was ever developed let alone provided to any entity. All of my efforts to market together with Perot Systems were also unsuccessful.

         I was first approached by Enron to provide a presentation to a gathering of Enron customers following an educational presentation I made in November 1996 to the Western System Coordinating Council. I made that presentation in October 1997. Thereafter, I helped to arrange a joint meeting in Portland with representatives of Perot Systems and representatives of Enron. That meeting did not take place because weather prevented some participants from getting to Portland. The meeting was not rescheduled and I never met jointly with Enron and Perot Systems.

         I have never possessed or divulged any confidential information concerning the operation of the California energy markets. To my knowledge, no one at Perot Systems ever divulged any confidential information concerning the California energy markets. To my knowledge, neither I nor Perot Systems ever promoted any activities other than publicly known, legal, competitive-market activities. These efforts did include discussions of academically-accepted and legal, classical-game-theory considerations.

June 19, 2002


/s/ GEORGE BACKUS
-----------------------
Dr. George Backus